EX-99.(a)(1)(A)

                                    OFFER BY

                              UNITED CAPITAL CORP.

                      TO PURCHASE FOR CASH UP TO 1,000,000
                           SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT IN EXCESS OF $24.50
                         NOR LESS THAN $23.50 PER SHARE

                         THE OFFER, PRORATION PERIOD AND
                           WITHDRAWAL RIGHTS EXPIRE AT
                         5:00 P.M., NEW YORK CITY TIME,
               ON JANUARY 10, 2006, UNLESS THE OFFER IS EXTENDED.



                                     SUMMARY
                                     -------

      WE ARE PROVIDING THIS SUMMARY FOR YOUR CONVENIENCE. IT HIGHLIGHTS MATERIAL INFORMATION IN THIS DOCUMENT, BUT IT DOES NOT DESCRIBE ALL OF THE DETAILS OF OUR OFFER TO THE SAME EXTENT THAT THEY ARE DESCRIBED IN THE BODY OF THIS DOCUMENT. WE URGE YOU TO READ THE ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL BECAUSE THEY CONTAIN THE FULL DETAILS OF OUR OFFER. WHERE HELPFUL, WE HAVE INCLUDED REFERENCES TO THE SECTIONS OF THIS DOCUMENT WHERE YOU WILL FIND A MORE COMPLETE DISCUSSION.

WHO IS OFFERING TO PURCHASE MY SHARES?

      o United Capital Corp., a Delaware corporation. We are offering to purchase up to 1,000,000 shares of our outstanding common stock. See
         Section 1.

WHAT IS THE PURCHASE PRICE?

      o The price range for our offer is $23.50 to $24.50 per share. We are conducting our offer through a procedure commonly called a "Dutch auction." This procedure allows you to choose a price or prices within this price range at which you are willing to sell your shares.

      o We will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest price that will enable us to buy 1,000,000 shares. If the number of shares tendered at or below the selected price is more than 1,000,000, we will accept shares for purchase: (i) first from shares tendered at or below the selected price by any stockholder who owns fewer than 100 shares and who tenders all such shares; (ii) second from all shares unconditionally tendered at or below the selected price on a pro rata basis and (iii) then from all shares conditionally tendered at or below the selected price by lot.

HOW MANY SHARES WILL UNITED CAPITAL PURCHASE IN ALL?

      o We will purchase up to 1,000,000 shares in our offer, or approximately 12% of our outstanding common stock. We also reserve the right to purchase additional shares, subject to applicable legal requirements. See Section 1. Our offer is not conditioned on any minimum number of shares being tendered.

WHAT IS THE PURPOSE OF THE OFFER?

      o We believe our offer may provide certain benefits to us and our stockholders, including:

            o our offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $24.50 per share and not less than $23.50 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with an open market sale, and

            o our offer could result in a capital structure that may improve the return on equity for continuing stockholders and enable us to acquire a significant a mount of shares at an attractive price that will benefit the remaining stockholders.

      o For a further discussion of the potential benefits and the potential risks and disadvantages of our offer, see Section 7.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

      o Our offer is not conditioned on our stockholders tendering any minimum number of shares.

      o Our offer is subject to a number of conditions that are described in greater detail in Section 5.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THIS OFFER? CAN UNITED CAPITAL EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE?

      o You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, January 10, 2006. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.

      o We can extend, from time to time, our offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See Sections 1 and 14.

CAN UNITED CAPITAL AMEND THE TERMS OF THE OFFER?

      o We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 14.

HOW DO I FIND OUT IF UNITED CAPITAL AMENDS THE TERMS OF THE OFFER OR EXTENDS THE EXPIRATION DATE?

      o We will announce any amendment to, or extension, termination or postponement of, the offer by making a public announcement promptly thereafter. See Section 14.

HOW DO I TENDER MY SHARES?

      o  To tender your  shares,  you must follow the  procedures  described  in
         Section 2 of this document before our offer expires.

      o You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this document.

HOW AND WHEN WILL I BE PAID?


      o  If your  shares  are  purchased  in our  offer,  you  will be paid  the purchase price, in cash, without interest, promptly after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. We recommend that you contact your financial or tax advisor for advice specific to your situation. See Sections 2 and 13.


      o We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the depositary promptly after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for purchase. See Section 4.

MAY I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

      o You may withdraw your previously tendered shares at any time prior to the expiration of our offer.

      o In addition, after our offer expires, if we have not accepted for purchase the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on Thursday, February 3, 2006. See Section 3.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

      o  To  withdraw  your  previously  tendered  shares,  you must  deliver  a written, telegraphic, telex or facsimile transmission notice of withdrawal with the required information to the depositary while you still have the right to withdraw. See Section 3.

WHAT ARE THE UNITED STATES FEDERAL TAX CONSEQUENCES IF I TENDER MY SHARES?

      o Generally, the receipt of cash from us in exchange for the shares you tender will be a taxable event treated as:

         o  a sale or exchange eligible for capital gains treatment, or

         o  a dividend subject to ordinary income tax rates.

      o  See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      o On November 25, 2005, the last full trading day before we announced our offer, the closing price per share of our common stock on the American Stock Exchange was $22.60.

      o On December 1, 2005, the closing price per share of our common stock on the American Stock Exchange was $24.26.

      o We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 6.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES IF I TENDER MY SHARES?

      o If you hold shares through a broker or bank, you should ask your broker or bank if you will be charged a fee to tender your shares. We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer, except in certain circumstances. See Section 4.

HAS THE BOARD OF DIRECTORS OF UNITED CAPITAL APPROVED THE OFFER?


      o Our board of directors has approved our offer. However, neither United Capital, our board of directors nor the information agent is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You should make your own decision based on your views as to the value of United Capital's shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. We recommend that you discuss whether to tender your shares with your broker or other financial or tax advisor.


HAS ANY EXECUTIVE OFFICER INDICATED AN INTENTION TO TENDER SHARES IN THE OFFER?

      o No. We have not been advised that any executive officer or director will tender shares pursuant to the offer. However, the Attilio and Beverly Petrocelli Foundation, a not for profit charitable organization whose directors consist of certain Petrocelli family members including Mr. A.F. Petrocelli, our Chairman of the Board, Chief Executive Officer and President, intends to tender shares pursuant to the offer. The exact number of shares to be tendered by the foundation in the offer has not been determined. In addition, certain executive officers or directors may determine to exercise options and/or tender shares pursuant to the offer. See Introduction.

HOW WILL UNITED CAPITAL OBTAIN THE FUNDS TO MAKE PAYMENT?

      o We will need a maximum of $24,525,000 to purchase the 1,000,000 shares in the offer. We will fund this purchase and the related fees and expenses from available working capital. See Section 9.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      o Our information agent can help answer your questions. The information agent is Innisfree M&A Incorporated. Their contact information appears on the back page of this document.

                              IMPORTANT PROCEDURES

      If you want to tender all or part of your shares, you must do one of the following before our offer expires:

   o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

   o  if you  hold  certificates  in  your  own  name,  complete  and  sign  the accompanying  letter of  transmittal  according to its  instructions,  and
      deliver  it,  together  with  any  required  signature   guarantees,   the
      certificates for your shares and any other documents required by the letter of transmittal, to Continental Stock Transfer & Trust Company, the depositary for our offer, or

   o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 2.

   If you want to tender your shares, but:

   o your certificates for the shares are not immediately available or cannot be delivered to the depositary before the expiration of our offer, or

   o you cannot comply with the procedure for book-entry transfer before the expiration of our offer, or

   o the other required documents cannot be delivered to the depositary before the expiration of our offer,

then you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 2 under the heading "Guaranteed Delivery."

      TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE OR PRICES AT WHICH YOU WISH TO TENDER YOUR SHARES.

      If you have questions or need assistance, you should contact Innisfree M&A Incorporated, which is the information agent for our offer, at the address or telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION, INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE INFORMATION AGENT.

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                                       6

                                    OFFER BY

                              UNITED CAPITAL CORP.

                      TO PURCHASE FOR CASH UP TO 1,000,000
                           SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT IN EXCESS OF $24.50
                         NOR LESS THAN $23.50 PER SHARE

                         THE OFFER, PRORATION PERIOD AND
                           WITHDRAWAL RIGHTS EXPIRE AT
                         5:00 P.M., NEW YORK CITY TIME,
               ON JANUARY 10, 2006, UNLESS THE OFFER IS EXTENDED.

      UNITED CAPITAL CORP., a Delaware corporation (the "Company"), hereby invites its stockholders to tender up to 1,000,000 shares (the "Shares") of its Common Stock, $0.10 par value per share (the "Common Stock"), to the Company at prices, not in excess of $24.50 nor less than $23.50 per Share, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not in excess of $24.50 nor less than $23.50 per Share) (the "Purchase Price") that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will purchase up to 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. Each stockholder who has properly tendered and not withdrawn Shares at prices at or below the Purchase Price will receive the Purchase Price, net to the stockholder in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer. In the event that prior to 5:00 p.m., New York City time, on January 10, 2006, or such later time and date to which the Offer may be extended by the Company, a greater number of Shares are properly tendered and not withdrawn at or below the Purchase Price than will be accepted for purchase by the Company, the Company will accept Shares for purchase first from Shares properly tendered at or below the Purchase Price by any stockholder who, on the date of tender, beneficially holds fewer than 100 Shares ("Odd Lot Holder") and who tenders all Shares beneficially owned by such Odd Lot Holder and then from all other Shares tendered at or below the Purchase Price on a pro rata basis. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer.

      THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.

      The Shares are traded on the American Stock Exchange ("AMEX") under the symbol AFP. On November 25, 2005, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on AMEX was $22.60. STOCKHOLDERS ARE

URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 6.

      NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT THE ATTILIO AND BEVERLY PETROCELLI FOUNDATION (THE "FOUNDATION"), A NOT FOR PROFIT CHARITABLE ORGANIZATION WHOSE DIRECTORS CONSIST OF CERTAIN PETROCELLI FAMILY MEMBERS INCLUDING MR. A.F. PETROCELLI, THE COMPANY'S CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT, INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. NEITHER MR. PETROCELLI OR ANY PETROCELLI FAMILY MEMBER HAVE ANY PECUNIARY INTEREST IN THE SHARES HELD BY THE FOUNDATION AND THEY DISCLAIM BENEFICIAL OWNERSHIP OF ALL SHARES HELD BY THE FOUNDATION. THE EXACT NUMBER OF SHARES TO BE TENDERED BY THE FOUNDATION IN THE OFFER HAS NOT BEEN DETERMINED. THE COMPANY HAS NOT BEEN ADVISED THAT ANY EXECUTIVE OFFICER OR DIRECTOR WILL TENDER SHARES PURSUANT TO THE OFFERING, HOWEVER, CERTAIN EXECUTIVE OFFICERS OR DIRECTORS MAY ALSO EXERCISE OPTIONS AND/OR TENDER SHARES PURSUANT TO THE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

                                    IMPORTANT

      Any stockholder desiring to tender all or any portion of his Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it and all other required documents to Continental Stock Transfer & Trust Company (the "Depositary") and either mail or deliver the stock certificates for such Shares to the Depositary or follow the procedure for book-entry delivery set forth in Section 2, or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if he desires to tender such Shares.

      Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer by the expiration of the Offer must tender such Shares by following the procedures for guaranteed delivery set forth in
Section 2. STOCKHOLDERS MUST PROPERLY COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

      Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or Notice of Guaranteed Delivery may be directed to Innisfree M&A Incorporated (the "Information Agent") at the address and the telephone number set forth on the back cover of this Offer to Purchase.

The date of this Offer to Purchase is December 5, 2005.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

TO THE HOLDERS OF COMMON STOCK OF
UNITED CAPITAL CORP.:

                                  INTRODUCTION

      United Capital Corp., a Delaware corporation (the "Company"), hereby invites its stockholders to tender shares (the "Shares") of its Common Stock, $0.10 par value per share (the "Common Stock"), to the Company at a price, not in excess of $24.50 nor less than $23.50 per Share, specified by such stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not in excess of $24.50 nor less than $23.50 per Share) (the "Purchase Price") that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will purchase up to 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer. The Board of Directors of the Company has concluded that the purchase of Shares pursuant to the Offer is a prudent use of the Company's financial resources.

THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.

      All stockholders who have properly tendered and not withdrawn their Shares at prices at or below the Purchase Price will receive the Purchase Price, net to the stockholder in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described herein. If, prior to the Expiration Date (as defined in Section 1), more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered at or below the Purchase Price and not withdrawn, the Company will accept Shares for purchase first from all Odd Lot Holders (as defined in Section
1) who properly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who properly tender Shares at or below the Purchase Price. If any stockholder tenders Shares held by him and does not wish to have such Shares purchased pursuant to the Offer subject to proration, such stockholder may tender Shares subject to the condition that a designated number or none of such Shares be purchased in the event of proration. See Sections 1 and 2. The Company will return all Shares not purchased under the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. In addition, the Company will pay all fees and expenses of the Depositary and the Information Agent in connection with the Offer.

      NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED

THAT THE ATTILIO AND BEVERLY PETROCELLI FOUNDATION (THE "FOUNDATION"), A NOT FOR PROFIT CHARITABLE ORGANIZATION WHOSE DIRECTORS CONSIST OF CERTAIN PETROCELLI FAMILY MEMBERS INCLUDING MR. A.F. PETROCELLI, THE COMPANY'S CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT, INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. NEITHER MR. PETROCELLI OR ANY PETROCELLI FAMILY MEMBER HAVE ANY PECUNIARY INTEREST IN THE SHARES HELD BY THE FOUNDATION AND THEY DISCLAIM BENEFICIAL OWNERSHIP OF ALL SHARES HELD BY THE FOUNDATION. THE EXACT NUMBER OF SHARES TO BE TENDERED BY THE FOUNDATION IN THE OFFER HAS NOT BEEN DETERMINED. THE COMPANY HAS NOT BEEN ADVISED THAT ANY EXECUTIVE OFFICER OR DIRECTOR WILL TENDER SHARES PURSUANT TO THE OFFERING, HOWEVER, CERTAIN OFFICERS OR DIRECTORS MAY ALSO EXERCISE OPTIONS AND/OR TENDER SHARES PURSUANT TO THE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

      As of November 7, 2005 there were outstanding 8,737,242 Shares. The 1,000,000 Shares that the Company is offering to purchase represent approximately 12% of the Shares outstanding at that date. However, this percentage may change if any options are exercised after November 7, 2005. The Shares are traded on the American Stock Exchange ("AMEX") under the symbol AFP. On November 25, 2005, the last full trading day on AMEX prior to the announcement of the Offer, the closing per Share sale price was $22.60. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 6.

      Any Shares acquired by the Company pursuant to the Offer will be canceled and will be returned to the status of authorized but unissued shares of Common Stock. Such Shares will be available for reissuance by the Company without further stockholder action for general or other corporate purposes, including stock options, stock splits or dividends, acquisitions and the raising of additional capital for use in the Company's business. Except for stock options, the Company has no current plans for any such uses of such Shares.

                                    THE OFFER

1.  NUMBER OF SHARES; PRORATION

      Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to 1,000,000 Shares, or such lesser number of Shares as are properly tendered at or below the Purchase Price at or prior to the Expiration Date (as defined herein), and not withdrawn in accordance with Section 3. The term "Expiration Date" means 5:00 p.m., New York City time, on January 10, 2006, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 14. If the Offer is oversubscribed, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

      The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will determine a single per Share Purchase Price that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by the tendering stockholders. The Company will purchase up to 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. In addition, the Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer.

      If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 14, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must specify the price, not in excess of $24.50 nor less than $23.50 per Share, at which such stockholder is willing to have Shares purchased by the Company. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not in excess of $24.50 nor less than $23.50 per Share) that will allow it to purchase up to 1,000,000 Shares properly tendered and not withdrawn by the Expiration Date. As promptly as practicable thereafter, the Company will publicly announce the Purchase Price, and upon the terms and subject to the conditions of the Offer (including the proration provisions described herein), all stockholders who have properly tendered and not withdrawn Shares at prices at or below the Purchase Price will receive the Purchase Price for all Shares purchased. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

      If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is less than or equal to 1,000,000 (or such greater number of Shares as the Company may elect to purchase pursuant to this Offer) the Company will, upon the terms and subject to the conditions of this Offer, purchase at the Purchase Price all Shares so tendered.

      If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is greater than 1,000,000 (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price 1,000,000 Shares (or such greater number of Shares) in the following order of priority: (i) Odd Lots (as hereinafter defined), (ii) Shares unconditionally tendered at or below the Purchase Price by the Expiration Date on a pro rata basis (with adjustments to avoid the purchase of fractional Shares), and (iii) Shares conditionally tendered at or below the Purchase Price by the Expiration Date selected by lot. See the discussion below for further information relating to conditional tenders of Shares.


     In the event of proration, the Company expects that it will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until up to five business days after the Expiration Date.


      For purposes of the Offer, the term "Odd Lots" means all Shares properly tendered, in accordance with the procedures set forth in Section 2, by the Expiration Date at prices at or below the Purchase Price and not withdrawn, by or on behalf of stockholders ("Odd Lot Holders") who, on the date of tender, beneficially hold fewer than 100 Shares. As set forth above, Odd Lots will be accepted for purchase before any proration. In order to qualify for this preference, an Odd Lot Holder must properly tender at a price at or below the Purchase Price all Shares beneficially owned by him and must not make a conditional tender. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares, even if holders have separate stock certificates for fewer than 100 Shares. Any Odd Lot Holder wishing to tender all Shares beneficially owned free of proration must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd-lot discounts otherwise payable on a sale of their Shares in an AMEX transaction.




     As described in Section 13, the number of Shares that the Company will purchase from a stockholder may affect the federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. If any stockholder tenders Shares held by him and does not wish to have such Shares subject to proration before purchase, such stockholder may tender Shares subject to the condition that at least a designated minimum number or none of such Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of Shares to be tendered. Stockholders may wish to consider whether to consult their tax advisors with respect to the effects of proration of the Offer and the advisability of making a conditional tender. See Section 13.


      If as a result of proration the number of Shares to be purchased from any stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn, except as provided below, and all Shares tendered by such stockholder will be returned as promptly as practicable after the Expiration Date at the Company's expense. If so many conditional tenders are withdrawn that the total number of Shares available for purchase by the Company falls below the number of Shares that the Company has determined to purchase pursuant to the Offer, then, to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been withdrawn, to enable the Company to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

2.  PROCEDURE FOR TENDERING SHARES

      PROPER TENDER OF SHARES. To validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and either (a) certificates for the Shares to be tendered must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary), in each case by the Expiration Date, or
(ii) the guaranteed delivery procedure described below must be followed.

      In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares pursuant to the Offer must indicate, in the box captioned "Price (In Dollars) Per Share at Which Shares Are Being Tendered" in the Letter of Transmittal, the price (in multiples of $0.10) at which such Shares are being tendered. IF A STOCKHOLDER DESIRES TO TENDER SHARES IN SEPARATE LOTS AT A DIFFERENT PRICE FOR EACH LOT, SUCH STOCKHOLDER MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH LOT AND PRICE AT WHICH HE IS TENDERING SHARES. THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO TENDER SHARES PROPERLY, A PRICE BOX, BUT ONLY ONE PRICE BOX, ON EACH LETTER OF TRANSMITTAL MUST BE CHECKED.

      In addition, Odd Lot Holders who tender all their Shares must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1. Stockholders desiring to make a conditional tender of their Shares must complete the box captioned "Conditional Tender" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

      BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, a properly completed and duly executed

Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be received by the Depositary at the address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with by the tendering stockholder. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the certificate (which term, for purposes of this Section 2, includes any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered therewith, and payment is to be made directly to such registered holder, or if Shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program a member of the Stock Transfer Association's approved medallion program (such as STAMP, GEMP or
MSP) or a commercial bank or trust company having an office, branch or agency in the United States (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signatory of a Letter of Transmittal, or if payment is to be made or Shares not purchased or tendered are to be issued to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

      METHOD OF DELIVERY. THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF CERTIFICATES FOR SHARES ARE TO BE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

      BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding equal to 28% of the gross payments made pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such withholding must notify the Depositary of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 included in the Letter of Transmittal. Foreign stockholders are required to submit a Form W-8 in order to avoid backup withholding.

      EACH STOCKHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO WHETHER SUCH STOCKHOLDER IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

      GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

      (i)   such tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (indicating the price at which the Shares are being tendered) is received by the Depositary (as provided below) by the Expiration Date; and

      (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three AMEX trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

      DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

      TENDER CONSTITUTES AN AGREEMENT. The proper tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer and a binding agreement between the tendering stockholder and the Company.

      It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person, directly or indirectly, to tender shares for such stockholder's own account unless, at the time of the tender and at the end of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities immediately convertible into, or exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 promulgated under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as his representation and warranty that (A) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (B) the tender of such Shares complies with Rule 14e-4 promulgated under the Exchange Act.

3.  WITHDRAWAL RIGHTS

      Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on February 3, 2006.


      For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included in the notice or notices. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following any of the procedures described in Section 2.


      If, as a result of proration, the number of Shares to be purchased from any stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn.

      If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the

Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3 subject to Rule 13e-4(f)(5) under the Exchange Act which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

4.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

      Upon the terms and subject to the conditions of the Offer (including proration), and promptly after the Expiration Date, the Company will determine a single per Share Purchase Price (not in excess of $24.50 nor less than $23.50 per Share) that it will pay for Shares properly tendered and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. The Company will accept for payment up to 1,000,000 Shares, or such lesser number of Shares, as provided in Section 1, as are properly tendered and not withdrawn at or below the Purchase Price, as soon as practicable after the Expiration Date. Following the determination of the Purchase Price, the Company will announce the Purchase Price, and payment for Shares accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents.

      For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration, Shares tendered at or below the Purchase Price and not withdrawn if, as and when the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares to be purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from the Company and transmitting such payments to tendering stockholders.


      In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until up to five AMEX trading days after the Expiration Date. Certificates for all Shares not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained within such Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholder. Under no circumstances will interest be paid by the Company by reason of any delay in paying for any Shares or otherwise. In addition, if certain events occur, the Company may not be obligated to purchase the Shares pursuant to the Offer. See Section 5.

      The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if Shares not tendered or not accepted for purchase are to be registered in the name of any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

      ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

5.  CERTAIN CONDITIONS OF THE OFFER


      Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the payment for, Shares tendered, if at any time on or after the commencement date but on or before the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

            (a) There shall have occurred (i) the commencement or material escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market,
      (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) a decline in the last sales price of the Shares of more than 15% as reported on AMEX measured from the close of business on December 5, 2005, (v) any change in the general political, market, economic or financial conditions in the United States or abroad that has a material adverse significance with respect to the Company's business, operations or prospects or the trading in the Shares, or (vi) any decline in the Dow Jones Industrial Average of more than 15%, measured from the close of business on December 5, 2005; or

            (b) There shall have been instituted or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or regulatory or administrative agency, domestic or foreign, (i) challenging or seeking to make illegal, or delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that has a material adverse effect on the business, financial condition, income, operations or prospects of the Company or its subsidiaries taken as a whole; or

            (c) There shall have been any action pending or taken or approval withheld or any statute, rule, regulation, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, governmental authority or regulatory or administrative agency, domestic or foreign, that will, directly or indirectly, result in any of the consequences referred to in clauses (i) or (ii) of paragraph
      (b) above; or

            (d) A tender or exchange offer for some or all of the Shares (other than the Offer) or a proposal with respect to a merger, consolidation or other business combination with or involving the Company or any subsidiary shall have been made by another person; or

            (e) Any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares; or

            (f) Any change or changes shall have occurred in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that have a material adverse significance with respect to the Company or its subsidiaries.


            (g) The purchase of Shares pursuant to the Offer would result in there being less than 300 shareholders of record of the Shares or would result in the Shares being delisted from AMEX.


      The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time prior to the Expiration Date.

Any determination by the Company concerning the events described in this Section shall be final and binding on all parties.

6.  PRICE RANGE OF SHARES

Market Information

      The Company's Common Stock (ticker symbol: AFP) is traded on the American Stock Exchange (AMEX). The following table sets forth, for the periods indicated, as reported in the composite transactions on AMEX. All references to the Company's Common Stock prices have been restated to reflect the Company's two-for-one stock split in August 2003.

                                                     HIGH     LOW
              FISCAL 2005
                   First Quarter..................  $26.01   $22.26
                   Second Quarter.................  $29.49   $21.02
                   Third Quarter..................  $26.24   $23.20
                   Fourth Quarter (to 11/25/05)...  $23.92   $21.15

              FISCAL 2004
                   First Quarter..................  $25.38   $20.50
                   Second Quarter.................  $22.74   $16.71
                   Third Quarter..................  $22.91   $17.00
                   Fourth Quarter.................  $25.75   $21.77

              FISCAL 2003
                   First Quarter..................  $18.70   $16.40
                   Second Quarter.................  $25.30   $17.10
                   Third Quarter..................  $23.80   $16.75
                   Fourth Quarter.................  $21.25   $15.85

      On November 25, 2005, the last full trading day of AMEX prior to the announcement of the Offer, the last sale price per Share for the Company on AMEX was $22.60.

      STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

      Certain statements in this press release and other statements made by the Company or its representatives that are not strictly historical facts are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. The forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or achievements of the Company to differ materially from any future results, performance or achievements, expressed or implied, by the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, and that in light of the significant uncertainties inherent in forward-looking statements, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. See our 2004 Annual Report on Form 10-K for a discussion of risk factors that could impact our future financial performance and/or cause actual results to differ significantly from those expressed or implied by such statements.



      The Board of Directors of the Company has concluded that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents a continuing share repurchase program and an attractive investment and use of the Company's cash generation abilities that should benefit the Company and its stockholders over the long-term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase stockholder value. The Offer is designed to increase return on equity and earnings per Share by redeploying a portion of the Company's equity capital.

      The Offer provides stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell such Shares for cash at a price at or in excess of current market prices at the date the Offer was announced without the usual transaction costs associated with market sales. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. In addition, the stockholders owning fewer than 100 shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd-lot discounts payable on a sale of their Shares in a AMEX transaction. Stockholders who determine not to accept the Offer will realize a proportionate increase in their equity interest in the Company if the Shares are purchased pursuant to the Offer.

      Shares acquired by the Company pursuant to the Offer will be canceled and will return to the status of authorized but unissued shares of Common Stock. Such Shares will be available for reissuance by the Company without further stockholder action for general or other corporate purposes, including stock options and other employee benefit plans, stock splits or dividends, acquisitions, and the raising of additional capital for use in the Company's business. Except for stock options, the Company has no current plans for any such uses of such shares.

8.  SHARES OUTSTANDING AND SIGNIFICANT STOCKHOLDERS; CERTAIN
    EFFECTS OF THE OFFER

      As of November 7, 2005, the Company had issued and outstanding 8,737,242 Shares. The 1,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 12% of the Shares then outstanding. As of November 7, 2005, all executive officers and directors of the Company as a group owned (excluding outstanding options to purchase Shares but including shares held by the Foundation and the wife of Mr. Petrocelli) an aggregate of 5,907,584 Shares, or approximately 67.6% of the outstanding Shares on such date. However, the abovementioned percentages may change if any options are exercised after November 7, 2005. If the Company purchases 1,000,000 Shares pursuant to the Offer and no executive officer or director tenders Shares pursuant to the Offer, the Company's executive officers and directors as a group would own approximately 76.4% of such outstanding Shares (excluding options to purchase Shares). As indicated in the Introduction, the Company has been advised that (i) the Foundation intends to sell shares pursuant to the Offer and/or (ii) certain officers or directors may sell shares pursuant to the Offer in which case the percentage ownership held by executive officers and directors will change.

      NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

      The purchase of Shares pursuant to the Offer will reduce the number of Shares that otherwise might trade publicly and may reduce the number of stockholders. Nonetheless, it is anticipated that there still will be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based upon published guidelines, the Company does not believe that the purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to cease to be listed on AMEX.

      The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Securities and Exchange Commission (the "Commission") and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that the purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

      The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

      Although the Company has no current plans to acquire additional Shares, the Company may in the future purchase additional Shares in the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 of the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial positions, the results of the Offer and general economic and market conditions.

9.  SOURCE AND AMOUNT OF FUNDS

      If the Company were to purchase 1,000,000 Shares pursuant to the Offer at the maximum Purchase Price of $24.50 per Share, the Company expects that the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, would be approximately $24,525,000 Consummation of the Offer is not conditioned upon the Company obtaining financing. The funds needed to purchase the Shares will be derived from working capital.

10. CERTAIN INFORMATION CONCERNING THE COMPANY

      The Company, incorporated in 1980 in the State of Delaware, currently has two industry segments:

      1.    Real Estate Investment and Management.

      2.    Manufacture and Sale of Engineered Products.

      The Company also invests excess available cash in marketable securities and other financial instruments.

11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

                               SECURITY OWNERSHIP

      The following table sets forth information concerning ownership of the Company's Common Stock, as of November 7, 2005, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer and by all directors and executive officers of the Company as a group:

   NAME AND ADDRESS OF                    SHARES                PERCENTAGE OF
    BENEFICIAL OWNER                BENEFICIALLY OWNED            CLASS (9)
   -------------------              ------------------          -------------

A.F. Petrocelli                       9,444,382(1)(2)               75.9%
9 Park Place
Great Neck, NY 11021

Beverly Petrocelli                    9,444,382(2)                  75.9%
c/o 9 Park Place
Great Neck, NY 11021

Anthony J. Miceli                       366,234(3)                   4.0%

Michael T. Lamoretti                    302,334(4)                   3.3%

Michael J. Weinbaum                     343,370(5)                   3.8%

Arnold S. Penner                        131,334(6)                   1.5%

Howard M. Lorber                        295,334(7)                   3.3%

Robert M. Mann                           94,734(8)                   1.1%

All executive officers and           10,977,722(1)(3)(4)            79.5%
directors as a group (7 persons)               (5)(6)(7)(8)(9)


----------

      (1) Mr. Petrocelli owns directly 4,515,448 shares of Common Stock and presently exercisable options or options exercisable within 60 days of November 7, 2005 to purchase 3,712,134 shares of Common Stock. Also includes 1,000,000 shares held by Mrs. Petrocelli, the wife of Mr. Petrocelli and 216,800 shares held by The Attilio and Beverly Petrocelli Foundation, (the "Foundation"), a not-for-profit charitable organization, whose directors consist of certain Petrocelli family members including Mr. and Mrs. Petrocelli. Such shares may be deemed to be beneficially owned by Mr. Petrocelli. Does not include shares held by the adult children or the grandchildren of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of the shares held by his wife, the Foundation, adult children and grandchildren.

      (2) Mrs. Petrocelli is the wife of Mr. Petrocelli. Includes 1,000,000 shares of Common Stock held by Mrs. Petrocelli, 8,227,582 shares held by Mr. Petrocelli (which includes presently exercisable options or options exercisable within 60 days of November 7, 2005 to purchase an aggregate of 3,712,134 shares of Common Stock) and 216,800 shares held by the Foundation. Such shares may be deemed to be beneficially owned by Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of all shares held by Mr. Petrocelli and the Foundation. Does not include shares held by the adult children or the grandchildren of Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of the shares held by her adult children and grandchildren.

      (3) Consists of 3,900 shares of Common Stock and presently exercisable options or options exercisable within 60 days of November 7, 2005 to purchase 362,334 shares of Common Stock.

      (4) Consists of presently exercisable options or options exercisable within 60 days of November 7, 2005 to purchase 302,334 shares of Common Stock. Does not include 363,600 shares held in trust (with the wife of Mr. Lamoretti serving as trustee) for the minor children of Mr. Lamoretti. Mr. Lamoretti disclaims beneficial ownership of the shares held for his children.

      (5) Consists of 6,036 shares of Common Stock held by Mr. Weinbaum and presently exercisable options or options exercisable within 60 days of November 7, 2005 to purchase 337,334 shares of Common Stock. Does not include 363,600 shares held in trust (with the wife of Mr. Weinbaum serving as trustee) for the minor children of Mr. Weinbaum. Mr. Weinbaum disclaims beneficial ownership of the shares held for his children.

      (6) Consists of presently exercisable options or options exercisable within 60 days of November 7, 2005 to purchase 131,334 shares of Common Stock.

      (7) Includes 7,000 shares owned by the Hallman & Lorber Associates Profit Sharing Plan (an entity in which Mr. Lorber may be deemed to be a control person) and 157,000 shares owned by Lorber Alpha II, L.P. (an entity in which Mr. Lorber may be deemed to be a control person). Mr. Lorber disclaims beneficial ownership of all shares owned by Hallman & Lorber Associates Profit Sharing Plan and Lorber Alpha II, L.P. Also includes presently exercisable options or options exercisable within 60 days of November 7, 2005 to purchase 131,334 shares of Common Stock.

      (8) Consists of 1,400 shares of Common Stock and presently exercisable options or options exercisable within 60 days of November 7, 2005 to purchase 93,334 shares of Common Stock.

      (9) Includes the shares of Common Stock subject to options which are presently exercisable or exercisable within 60 days of the November 7, 2005 held by directors and executive officers as a group for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the executive officers and Directors as a group.

               TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

      Neither the Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of the Company's or any of its subsidiaries' executive officers or directors or associates of any of the foregoing, has engaged in any transaction involving Shares during the period of sixty days prior to the date hereof except that the Foundation has sold shares in the open market as follows:

         DATE                    NO. OF SHARES          SALES PRICE PER SHARE
         ----                    -------------          ---------------------
         10/04/05                     1000                      $23.37
         10/05/05                     1000                      $23.27
         10/7/05                       900                      $23.18
         10/12/05                    1,000                      $23.01
         10/21/05                      500                      $23.40
         10/24/05                      700                      $23.40
         10/26/05                      400                      $23.20

      Except as set forth in this Offer to Purchase, neither the Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of its executive officers or directors, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person with respect to Shares. None of the Company or, to the Company's knowledge, its executive officers or directors has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company, such as a merger, a reorganization, the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Company from time to time may consider various acquisition or divestiture opportunities), any change in its current Board of Directors or management, any material change in its current dividend policy or indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its Articles of Incorporation or Bylaws, or causing a class of its equity securities to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act, or any actions similar to any of the foregoing.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

      The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

13. MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The discussion below provides material Federal income tax consequences of a sale of Shares pursuant to the Offer by a United States person (a United States citizen or resident alien, a domestic corporation, a domestic partnership or a domestic trust or estate). Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or insurance companies, financial institutions or broker dealers, foreign stockholders and stockholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. This discussion does not reflect any tax laws of any jurisdiction other than the Federal income tax laws of the United States. IT IS RECOMMENDED THAT EACH STOCKHOLDER CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF A SALE OF SHARES PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, ANY RECENT CHANGES IN APPLICABLE TAX LAWS AND ANY PROPOSED LEGISLATION.

      The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. The Federal income tax consequences to a stockholder will vary depending upon the stockholder's particular facts and circumstances.


      Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a "sale or exchange" if the sale of Shares (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of all of the stock of the Company owned by the stockholder or (c) is "not essentially equivalent to a dividend" with respect to the stockholder.

      The sale of Shares will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the stockholders satisfies the following three requirements:

      (i) after the sale, the stockholder owns less than 50% of the total combined voting power of all classes of outstanding stock entitled to vote;

      (ii) the stockholder's percentage of the total outstanding voting stock immediately after the purchase is less than 80% of the stockholder's percentage of the total outstanding voting stock immediately before the purchase; and

      (iii) the stockholder's percentage of outstanding common stock (whether voting or non-voting) immediately after the purchase is less than 80% of the stockholder's percentage of outstanding common stock (whether voting or non-voting) immediately before the purchase.

      The sale of Shares will be deemed to result in a "complete redemption" if either (a) all the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer or (b) all the Shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive (and effectively waives) constructive ownership of any other Shares under procedures described in Section 302 of the Code.

      The sale of Shares will generally be treated as "not essentially equivalent to a dividend" if the sale results in a "meaningful reduction" of the stockholder's proportionate interest in the Company. Whether the sale will be considered as "not essentially equivalent to a dividend" depends on the particular stockholder's facts and circumstances. It is recommended that any stockholder intending to rely upon the "not essentially equivalent to a dividend" test consult such stockholder's own tax advisor as to its application in the stockholder's particular situation.


      In determining whether any of the above tests are satisfied, a stockholder must take into account not only Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder within the meaning of Section 318 of the Code.

      Under Section 318, a stockholder is deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals and entities. A stockholder is also deemed to own Shares which the stockholder has the right to acquire by exercise of an option or conversion or exchange of a security. An individual stockholder is considered to own Shares owned directly or indirectly by or for his spouse and his children, grandchildren and parents. In addition, a stockholder is considered to own a proportionate number of Shares owned by trusts or estates in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner and by corporations in which the stockholder owns directly or indirectly 50% or more in value of the stock. Similarly, shares directly or indirectly owned by beneficiaries of estates or trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities.

      If any of the above tests under Section 302 of the Code is satisfied, the stockholder will recognize a gain (or loss) in the amount by which the purchase price received by the stockholder pursuant to the Offer is greater (or less) than the stockholder's tax basis in the Shares sold. The recognized gain or loss will be capital gain or loss if the Shares are held as a capital asset, and will be long-term capital gain or loss if the Shares have been held for longer than one (1) year.


      If none of the above tests under Section 302 of the Code are satisfied, the stockholder will be treated as having received a dividend in the amount of the cash received for the Shares sold pursuant to the Offer. In the case of a dividend, the stockholder's tax basis in the Shares sold will not reduce the amount of the dividend. The stockholder will be taxed on the full amount of cash received for the Shares sold pursuant to the Offer.

      Proration of the Offer, pursuant to which fewer than all of the Shares tendered may be purchased by the Company, could adversely affect a stockholder's ability to satisfy the above tests under Section 302 of the Code. An increase in the number of Shares purchased by the Company could also adversely affect a stockholder's ability to satisfy these tests. As described above, the Company may increase the total number of Shares accepted by up to 2% of the outstanding Shares without prior notice and without extending the tender period. See Section 1 for information regarding proration and conditional tenders and Section 3 for information concerning withdrawals. It is recommended that stockholders consult their tax advisors with respect to the effects of proration or an increase in the number of Shares purchased by the Company and with respect to the advisability of making a conditional tender or a withdrawal of Shares.

      A stockholder will be considered as having received a payment for Shares tendered pursuant to the Offer at the time a payment is received by the Depositary as agent for the stockholder.


      In general, any income which is treated as a dividend received by a domestic corporation pursuant to the rules described above will be eligible for certain percentage dividends-received deductions under Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and the 46-day holding period requirement of Section 246 of the Code. Any amount treated as a dividend to a corporate stockholder may constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. Under Section 1059 of the Code, a corporate stockholder must reduce the tax basis of its stock (but not below zero) by the portion of any "extraordinary dividend" which is deducted under the dividends received deduction and, if such portion exceeds the stockholder's tax basis for the stock, must treat any such excess as additional gain on the subsequent sale or other disposition of such shares. Except as may otherwise be provided in regulations in the case of any redemption of stock which is not pro rata as to all stockholders, any amount treated as a dividend under the rules of
Section 302 is treated as an extraordinary dividend regardless of the stockholder's holding period or the amount of the dividend. It is recommended that corporate stockholders consult their own tax advisors particularly as to the application of Section 1059 to the Offer.

      The Depositary will be required to withhold 28% of the gross proceeds paid to a stockholder or other payee pursuant to the Offer unless either (a) the stockholder provides the stockholder's taxpayer identification number and certifies under penalties of perjury that such number is correct; (b) the stockholder certifies that he is awaiting a taxpayer identification number; or
(c) an exception applies under applicable law and regulations. Therefore, unless such an exception exists and is proved in a manner satisfactory to the Company and the Depositary, each tendering stockholder is required to complete and sign the Substitute Form W-9 included in the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding.


14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

      The Company expressly reserves the right, at any time or from time to time before the Expiration Date, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not accepted for payment or withdrawn will remain subject to the Offer and may be accepted for payment by the Company.

      The Company also expressly reserves the right, in its sole discretion, (i) to delay payment for any Shares not theretofore paid for, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment upon the occurrence of any of the conditions specified in
Section 5, or (ii) at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase pursuant to the Offer. The Company confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-(f)(5) under the Exchange

Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.


      Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(3) of the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

      If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. The Company confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.


15. FEES AND EXPENSES

      The Company has retained Innisfree M & A Incorporated to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary will make solicitations or recommendations in connection with the Offer. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

      The Company will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

16. MISCELLANEOUS


      The Company is subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission. Such material and other information may be inspected at the public reference facilities maintained by the Commission at SEC Headquarters, 100 F Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the principal office at 100 F Street, N.W., Washington, D.C. 20549. Such material also should be available for inspection at the American Stock Exchange, LLC, 86 Trinity Place, New York, NY 10006.


      The Company will not accept tenders by or on behalf of holders of Shares in any jurisdiction, foreign or domestic, in which the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the acceptance for payment of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with such laws or seek to have such laws declared inapplicable to the Offer. If after such good faith effort the Company cannot comply with such laws, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in any such jurisdictions. In those jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                          UNITED CAPITAL CORP.


                                          /s/ A. F. PETROCELLI
                                          ------------------------------
                                          By: A. F. Petrocelli
                                              Chairman, President and
                                              Chief Executive Officer


      December 5, 2005

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      Manually signed  photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                   Continental Stock Transfer & Trust Company

By Mail or Overnight Delivery:            By Hand:

17 Battery Place                          17 Battery Place
New York, New York  10004                 New York, New York  10004
Att: William Seegraber                    Att: William Seegraber

                           By Facsimile Transmission:

                                 (212) 509-5152

                              Confirm by Telephone:

                                 (212) 509-4000

      Any questions or requests for assistance or additional copies of this offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and locations listed below. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                     The Information Agent for the Offer is:


                            [INNISFREE LOGO OMITTED]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                                 Call Toll Free:
                                 (888) 750-5834

                Banks and Brokerage Firms, please call collect:

                                 (212) 750-5833